 Exhibit (m)(1)(ii)

AMENDED SCHEDULE B

with respect to the

FIFTH AMENDED AND RESTATED
DISTRIBUTION AND SERVICE PLAN

for

ING EQUITY TRUST

Name of Fund
ING Equity Dividend Fund
ING MidCap Opportunities Fund
ING Real Estate Fund
ING SmallCap Opportunities Fund
ING Value Choice Fund